EXHIBIT 99

FOR:	FOG CUTTER CAPITAL GROUP INC.

CONTACT:	Fog Cutter Capital Group Inc.
	(503) 721-6500	Andrew A. Wiederhorn, Chairman and CEO
	(503) 721-6500	R. Scott Stevenson, Chief Financial Officer

For Immediate Release

FOG CUTTER CAPITAL GROUP INC. REPORTS 2006 OPERATING RESULTS

PORTLAND, Ore. — April 2, 2007 – Fog Cutter Capital Group Inc. (OTC: FCCG) reported a net loss of $10.1 million or $1.27 per share for the year ended December 31, 2006.  These results compare to a net loss of $7.2 million or $0.89 per share for the prior year.  Fog Cutter’s business segments continue to operate in a growth stage, which the Company anticipates will yield long term value.  Approximately $4.7 million of the loss for the 2006 period came from the Company’s Fatburger restaurant chain, which is currently in the process of a nationwide expansion.  “The success of Fatburger has become the primary emphasis of our business,” explained chairman and chief executive officer Andrew A. Wiederhorn.  “We intend to continue our efforts to divest our non-core business segments in order to focus our resources on Fatburger’s expansion.”

The Company currently conducts its operations in four business segments: (1) restaurant operations through its Fatburger subsidiary; (2) manufacturing activities conducted through its DAC International subsidiary; (3) real estate operations; and (4) software development and sales conducted through its Centrisoft Corporation subsidiary.  The following summarizes the general activities in the Company’s areas of interest:

Restaurant Operations

Fatburger, “The Last Great Hamburger Stand”®, opened its first restaurant in Los Angeles in 1952.  There are currently 86 Fatburger restaurants located in 14 states and Canada.  The restaurants specialize in fresh, made to order hamburgers and other specialty sandwiches.  French fries, homemade onion rings, hand-scooped ice cream shakes and soft drinks round out the menu.

Fatburger plans to open additional restaurants throughout the United States, Canada and China through a combination of company owned restaurants and franchised locations.  Franchisees currently own and operate 51 of the Fatburger locations and the company has agreements for 208 new franchise locations in the United States and Canada.  In 2006, Fatburger has added ten locations which include six franchise operations and four company-owned restaurants. In addition, Fatburger purchased five locations from franchisees during the period.

For the year ended December 31, 2006, company-owned restaurant sales increased 18.8% to $28.4 million. This increase was primarily the result of the addition of nine company-owned restaurants and a system-wide price increase in June 2006.  Same store sales for company-owned restaurants increased 1.2% in 2006.  The operating margin for company-owned stores increased to 39.1% in 2006 from 36.9% in 2005, due to the June 2006 price increase and continued implementation of cost-control measures.

System-wide sales increased 22% to $68.9 million, while system-wide same store sales decreased 1.0% for 2006.  Royalty revenue from franchise operations increased 22.2% to $2.2 million for the year ended December 31, 2006 due to the opening of eighteen franchise restaurants in 2005 and another six in 2006.

Manufacturing Operations

The Company conducts manufacturing activities through DAC International.  DAC is a supplier of computer controlled lathes and milling machinery for the production of eyeglass, contact, and intraocular lenses.  In the year ended December 31, 2006, DAC had sales revenues of $9.8 million and earned $1.4 million in income.

Real Estate Operations

The Company invests directly and indirectly in real estate, both in the United States and Europe.  During 2006, the Company earned $4.3 million from its real estate operations.  Of this amount, $2.9 million related to the gain on sale of properties, $1.0 million due to increases in the exchange rate of foreign currencies and $0.7 million in earnings from equity investees.  The Company’s major holdings in real estate as of December 31, 2006 are as follows:

•                  Freestanding Retail Properties – The Company owns or controls 74 freestanding retail buildings throughout the United States, either directly or through leases.  The buildings are approximately 4,500 square feet and are leased to a variety of tenants including convenience stores, video rental outlets, shoe stores and other small businesses.  During the first quarter of 2006, the Company sold 7 similar properties that had been a part of the portfolio for $3.5 million.

•                  Barcelona Apartments – As of December 31, 2006 the Company owned two apartment buildings through equity participating loans to special purpose Spanish corporations.  The properties consist of 33 residential units located in Barcelona, Spain.  The two buildings were acquired subject to below market leases and the Company has relocated these tenants and is now selling the properties for development.  In July 2006, the Company sold one similar property for net proceeds of approximately $3.3 million.  In December 2006, the Company entered into an agreement to sell one of the two remaining apartment buildings in Barcelona, Spain for a sales price of approximately $8.3 million.  The sale is expected to close during the second quarter of 2007.

•                  Oregon Commercial Properties – During 2006, the Company sold two commercial properties located in Oregon.  One property, an 84,000-square-foot warehouse located on 4.5 acres in the city of Eugene was sold in August 2006 for $2.8 million in cash.  The other property, a 10.9-acre parcel of undeveloped land located in the Wilsonville, Oregon was sold in May 2006 for $2.6 million in cash.  The Company recognized a combined gain of $2.4 million on the sale of these properties.

•                  Bourne End – In December 2000, Fog Cutter organized and led a group of investors, including a subsidiary of Merrill Lynch & Co., Inc., to purchase all of the outstanding capital stock of Bourne End Properties Ltd., a UK-based real estate company.  The real estate assets consisted of 1.7 million square feet in fifteen shopping centers.  Bourne End has profitably sold all of the properties since the acquisition by Fog Cutter and its partners, with the final property being sold in June 2006.  During the year ended December 31, 2006, the Company earned $0.7 million from its investment in Bourne End.

Software Development and Sales

The Company’s Centrisoft subsidiary develops and sells software that controls and enhances the productivity of enterprise networks and provides first level security against unauthorized applications and users.  Centrisoft is marketing its software to potential customers both directly and through re-seller relationships.

Discontinued Operations

In December, the Company and its 49% partners reached an agreement to sell their ownership interest in George Elkins Mortgage Banking Company, a California commercial mortgage banking operation.  The sale closed in February 2007.  Prior to the decision to sell George Elkins, it was a reportable segment of the Company’s operations, and provided net income of $0.1 million for the year ended December 31, 2006.

Forward Looking Statements

Certain statements contained herein may not be based on historical facts and are “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-Looking Statements are based on various assumptions (some of which are beyond the Company’s control) and may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms.  Actual results could differ materially from those set forth in Forward-Looking Statements due to a variety of factors, including, but not limited to the following:

•                  economic factors, particularly in the market areas in which the Company operates;

•                  the financial and securities markets and the availability of and costs associated with sources of liquidity;

•                  competitive products and pricing;

•                  the real estate market, including the residential real estate market in Barcelona, Spain;

•                  the ability to sell assets to maintain liquidity;

•                  fiscal and monetary policies of the U.S. Government;

•                  changes in prevailing interest rates;

•                  changes in currency exchange rates;

•                  acquisitions and the integration of acquired businesses;

•                  performance of retail/consumer markets, including consumer preferences and concerns about diet;

•                  effective expansion of the Company’s restaurants in new and existing markets;

•                  profitability and success of franchisee restaurants;

•                  availability of quality real estate locations for restaurant expansion;

•                  the market for Centrisoft’s software products;

•                  credit risk management; and

•                  asset/liability management.

Except as may be required by law, the Company does not undertake, and specifically disclaims any obligation, to publicly release the results of any revisions which may be made to any Forward-Looking Statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  The following financial results should be read in conjunction with the Form 10-K filed with the Securities and Exchange Commission.

FOG CUTTER CAPITAL GROUP INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(dollars in thousands, except share data)

	December 31,
	2006	2005 (restated)
Assets
Current Assets:
Cash and cash equivalents	$1,824	$4,071
Accounts receivable	1,586	1,060
Notes receivable, current portion	464	17
Loans to senior executives	1,077	—
Inventories	2,442	2,297
Investments in real estate held for sale, net	11,062	6,355
Current assets held for sale	27	38
Other current assets	1,243	1,661
Total current assets	19,725	15,499

Investments in real estate, net	11,502	23,690
Notes receivable	371	976
Loans to senior executives	—	1,015
Investment in Bourne End	—	803
Property, plant and equipment, net	10,576	5,319
Intangible assets, net	5,262	5,586
Goodwill	10,526	10,134
Other assets held for sale	385	823
Other assets	1,453	1,649
Total assets	$59,800	$65,494

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued liabilities	$11,762	$9,491
Current liabilities associated with assets held for sale	441	558
Borrowings and notes payable, current portion	13,453	4,642
Obligations under capital leases, current portion	608	546
Total current liabilities	26,264	15,237

Borrowings and notes payable	2,400	8,294
Obligations under capital leases	11,883	10,641
Deferred income	4,061	4,330
Deferred income taxes	4,397	5,666
Total liabilities	49,005	44,168

Commitments and contingencies
Minority interests in consolidated subsidiaries	441	231
Minority interests in consolidated subsidiaries held for sale	130	301

Stockholders’ Equity:
Preferred stock, $.0001 par value; 25,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.0001 par value; 200,000,000 shares authorized; 11,757,073 shares issued as of December 31, 2006 and 2005; 7,957,428 shares outstanding as of December 31, 2006 and 2005	168,965	168,214
Accumulated deficit	(146,732)	(135,571)
Accumulated other comprehensive income	—	160
Treasury stock, 3,799,645 common shares as of December 31, 2006 and 2005, at cost	(12,009)	(12,009)
Total stockholders’ equity	10,224	20,794
Total liabilities and stockholders’ equity	$59,800	$65,494

FOG CUTTER CAPITAL GROUP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except share data)

	Year Ended December 31,
	2006	2005 (restated)	2004 (restated)
Revenue:
Restaurant and manufacturing sales	$38,252	$24,832	$21,889
Restaurant franchise and royalty fees	2,779	2,379	1,431
Real estate rental income	3,909	4,298	4,101
Total revenue	44,940	31,509	27,421

Operating costs and expenses:
Restaurant and manufacturing cost of sales	21,570	14,471	13,042
Real estate operating expense	1,486	1,471	1,761
Engineering and development	1,556	434	—
Depreciation and amortization	1,915	1,724	2,169
Total operating costs and expenses	26,527	18,100	16,972

General and administrative expenses:
Compensation and employee benefits	11,911	6,728	9,674
Professional fees	3,819	3,479	2,557
Fees paid to related parties	426	—	342
Other	15,562	11,537	15,136
Total general and administrative expenses	31,718	21,744	27,709

Non-operating income (expense):
Gain on sale of real estate	2,905	2,222	1,721
Gain on sale of notes receivable and securities	496	—	2,099
Interest Income	283	1,285	2,813
Interest expense	(2,833)	(1,946)	(1,978)
Other income, net	191	137	4,038
Total non-operating income	1,042	1,698	8,693

Loss before provision for income taxes, minority interests, and equity in income (loss) of equity investees	(12,263)	(6,637)	(8,567)

Minority interest in earnings	109	—	—

Equity in income (loss) of equity investees	748	(885)	4,419
Income tax benefit	1,176	—	—

Loss from continuing operations	(10,230)	(7,522)	(4,148)

Income from discontinued operations	103	319	78

Net loss	$(10,127)	$(7,203)	$(4,070)

Basic loss per share from continuing operations	$(1.28)	$(0.93)	$(0.49)
Basic earnings per share from discontinued operations	$0.01	$0.04	$0.01
Basic loss per share	$(1.27)	$(0.89)	$(0.48)
Basic weighted average shares outstanding	7,957,428	8,045,604	8,462,950
Diluted loss per share from continuing operations	$(1.28)	$(0.93)	$(0.49)
Diluted earnings (loss) per share from discontinued operations	$0.01	$0.04	$0.01
Diluted loss per share	$(1.27)	$(0.89)	$(0.48)
Diluted weighted average shares outstanding	7,957,428	8,045,604	8,462,950

Dividends declared per share	$0.13	$0.52	$0.52